Exhibit 99.1

Contact:	Dennis M. Fink
Director, Investor Relations
(617) 342-6244

FOR IMMEDIATE RELEASE

CABOT ANNOUNCES FOURTH QUARTER OPERATING RESULTS
EPS $0.35 versus $0.32 and FISCAL YEAR EPS $1.10 versus $1.50

BOSTON, MA (October 22, 2002) – Cabot Corporation (CBT/NYSE) today announced earnings of $25 million ($0.35 per diluted common share) for the fourth quarter ended September 30, 2003, compared with $23 million ($0.32 per diluted common share) for the year ago quarter. These results contained $2 million of after tax ($0.02 per diluted common share) income from certain items and discontinued operations in the fourth quarter ended September 30, 2003, compared with a $6 million after tax charge ($0.08 per diluted common share) for the same quarter of fiscal year 2002 (see Exhibit I attached). For the fiscal year ended September 30, 2003, the Company earned $77 million ($1.10 per diluted common share) compared with $106 million ($1.50 per diluted common share) for the prior year. These results included $47 million of after tax charges ($0.67 per diluted common share) for certain items and discontinued operations (see Exhibit I attached), compared with $12 million of after tax charges ($0.16 per diluted common share) for the prior year.

     Kennett F. Burnes, Cabot’s Chairman and CEO, said, “The Chemical Business was operating in a difficult environment throughout fiscal 2003. Raw material costs continue to be

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high and low industry capacity utilization levels caused non-contract pricing to be challenging. Furthermore, Cabot’s key customers in the tire industry continue to shift capacity from the developed regions of North America and Europe to South America and Asia Pacific, which caused us to close our carbon black plant in Zierbena, Spain and causes us to monitor closely our regional capacity needs. Within this segment, however, the inkjet business performed extremely well as we continued to make inroads with both OEM and aftermarket customers.”

     Burnes continued, “The Cabot Supermetals segment achieved record results during the year based upon strong intermediate product sales, the resolution of two customer contract disputes, and the continued integration of Cabot Supermetals Japan.”

     “While the slow North Sea drilling market in 2003 negatively impacted the results for the fiscal year, we continued to make progress in the Specialty Fluids Business. We signed a letter of intent with Statoil, which we believe should lead to the use of our fluids in a significant number of their drilling and completion projects over the next several years. I am also pleased with our recent acquisition of Superior Micropowders (SMP). We expect this technology to provide a significant platform to support the Company’s future growth. Finally, we continued the implementation of our enterprise-wide resource planning system and began to realize the related efficiencies and cost benefits.”

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Earnings Summary (Quarters and Years ended September 30)

	Fourth
Amounts per diluted common share	Quarter		Fiscal Year

	2003	2002	2003	2002

Net Income	$0.35	$0.32	$1.10	$1.50
Certain items & discontinued operations	$0.02	($0.08)	($0.67)	($0.16)

Fourth Quarter Comparisons

     The Company reported revenues of $451 million for the fourth quarter, compared with $440 million for the same quarter of 2002. Cabot recorded net income of $25 million, which was $2 million higher than the fourth quarter of 2002. These results contained certain items and income from discontinued operations after tax of $2 million in fiscal 2003 and a $6 million after tax charge in 2002. Further details concerning certain items and income from discontinued operations for 2003 and 2002 are included in Exhibit I and in the quarterly Supplemental Business Information, which is available on Cabot’s website in the Investor Relations section: http://w3.cabot-corp.com/earnings.cfm.

     Overall, the Chemical Business reported a $6 million drop in segment profit over the same quarter last year. Carbon black profit increased $3 million on essentially flat volumes. Selling and administration cost reductions of $8 million and a positive foreign exchange impact of $6 million were partly offset by lower unit margins as price increases were insufficient to offset higher feedstock costs. The fumed metal oxides business (FMO) reported a $6 million drop in profit as volumes declined compared to the same period of 2002, partially due to

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higher than usual volumes in the prior year quarter. FMO’s results were also negatively impacted by unfavorable mix and lower prices. Inkjet results improved $1 million compared to the same period last year due primarily to higher volumes, which were partly offset by higher research and development costs. The aerogels business recorded an additional $3 million of selling and administrative costs compared to fourth quarter 2002 to support reaching a stable manufacturing environment and developing its commercial activities. The product has now been included in four construction projects for translucent panel installations in Europe and North America.

     Cabot reported a $3 million improvement in segment profit for the Cabot Supermetals Business in the fourth quarter of 2003 compared to 2002. Powder volumes declined compared to the fourth quarter of 2002, which included large shipments related to the resolution of a customer contract dispute. Manufacturing costs improved due to higher plant utilization levels while research and development costs declined by $2 million. The fourth quarter of fiscal 2003 included final shipments of intermediate materials required under a customer contract.

     The Specialty Fluids Business earned $1 million in segment profit in the fourth quarter, which was $2 million less than the same period last year. The decline is primarily due to a continued low level of North Sea drilling activity in the fourth quarter of 2003 combined with the completion of a large job in the fourth quarter of the prior year.

     The Company’s cash balance improved in the quarter by $68 million, resulting in an ending balance of $247 million. The sale of the equity interest in Aearo Corporation contributed $35 million to this change, while improvements in business working capital contributed $60 million. These were partly offset by share repurchases of $21 million and a $10 million pension

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contribution during the quarter. At September 30, 2003, the Company’s net debt to total capital ratio was 22.5%. During the fourth quarter, the Company completed a bond offering for $175 million, which was issued for a ten year period at a coupon rate of 5.25%. The proceeds were used to refinance existing Euro debt, which was scheduled to mature in 2004.

Fiscal Year Comparisons

     For the fiscal year ended September 30, 2003, Cabot reported revenues of $1.795 billion compared to $1.557 billion for 2002. The year over year revenue increase was primarily due to higher volume in the Cabot Supermetals and Chemical Businesses as well as higher pricing in the Chemical Business.

     In fiscal 2003, Cabot earned $77 million of net income as compared to $106 million in 2002. These results included $47 million of after tax charges from certain items and discontinued operations ($0.67 per diluted common share) in fiscal year 2003 and $12 million of after tax charges ($0.16 per diluted common share) in fiscal year 2002 (see Exhibit I attached). The Chemical Business reported a $13 million decrease in segment profit, which included $11 million of higher spending on the aerogels business to refine the manufacturing process in our new semi-works plant and to develop commercial markets. In the remainder of the Chemical Business segment, decreased margins were partially offset by increased volumes. The Cabot Supermetals Business segment profit improved by $30 million due to higher volumes, improved manufacturing utilization and the full year inclusion of results from Cabot Supermetals Japan.

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The Specialty Fluids Business reported a segment loss of $3 million, compared to a $2 million profit in the prior year due to lower North Sea drilling activity.

Outlook

     With respect to the future, Burnes said, “I am encouraged by the results that we were able to attain in fiscal 2003 in the face of a difficult economic environment. In our core businesses, Cabot Supermetals performed particularly well after the resolution of two customer disputes. In the new businesses, I am pleased with the progress of the inkjet and Specialty Fluids businesses, both of which I believe will be strong contributors to Cabot’s future. We continue to be diligent in managing our cost structure and capacity to ensure that our businesses will be healthy as we go forward. We face a number of challenges in the core businesses in the upcoming years. These include the geographic migration of many of our key Chemical Business customers to less developed, lower cost regions. In addition, results from our Cabot Supermetals Business are expected to decline to a level somewhat below the fiscal 2002 results of $79 million due to the expiration of contracted obligations for the sale of intermediate products and the timing of powder shipments related to the resolution of contract disputes. Despite these challenges, I feel that the Company is well positioned for future growth due to its global presence and strong technology, the promise of several new businesses, including the long-term potential provided by SMP, and our commitment to effectively manage our cost structure and achieve significant benefits from our new ERP system.”

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     For those interested in more detailed information on Cabot’s Fourth Quarter 2003 results please see the Supplemental Business Information available today on the Company’s website in the Investor Relations section: http://w3.cabot-corp.com/earnings.cfm.

     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Forward-Looking Information: Included above are forward-looking statements relating to management’s expectations regarding future profits, new business growth, the Company’s product development program and the possible achievement of the Company’s financial goals. Actual results may differ materially from the results anticipated in the forward-looking statements included in this press release due to a variety of factors, including domestic and global economic conditions, such as market supply and demand, prices and costs and availability of raw materials; fluctuations in currency exchange rates; patent rights of others; stock market conditions; the timely commercialization of products under development by the Company (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); the Company’s ability to successfully manage acquisitions; demand for our customers’ products; competitors’ reactions to market conditions; the accuracy of the assumptions used by the Company in establishing a reserve for its share of liability for respirator claims; and the outcome of pending litigation and governmental investigations. Other factors and risks are discussed in the Company’s 2002 Annual Report on Form 10-K.

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Fourth Quarter Earnings Announcement, Fiscal 2003

CABOT CORPORATION CERTAIN ITEMS AND RESULTS FROM DISCONTINUED OPERATIONS — Exhibit I

The following table highlights specific transactions of Cabot’s net income and provides detail of certain items and results from discontinued operations for the fourth quarter and fiscal 2003 and 2002 in both millions of dollars pre-tax and cents per share after tax.

Periods ended September 30	Three Months				Twelve Months

Dollars in millions pre-tax, except as noted (unaudited)	2003	2003	2002	2002	2003	2003	2002	2002
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)

Net Income	25	0.35	23	0.32	77	1.10	106	1.50
Certain items and discontinued operations:
Investment impairment charges	—	—	—	—	(22)	(0.21)	—	—
Reserve for respirator claims	—	—	—	—	(20)	(0.22)	(5)	(0.05)
Restructuring initiatives	(33)	(0.36)	(1)	(0.01)	(51)	(0.55)	(1)	(0.01)
Insurance recoveries	2	0.02	7	0.07	4	0.04	8	0.08
Environmental reserve	—	—	(3)	(0.03)	—	—	(3)	(0.03)
In-process research and development	—	—	—	—	(14)	(0.13)	—	—
Asset impairment charges	(4)	(0.04)	(8)	(0.08)	(4)	(0.04)	(13)	(0.13)
Sale of equity interest	35	0.38	—	—	35	0.38	—	—
Other non-operating items	—	—	(2)	(0.03)	—	—	(3)	(0.04)

Subtotal of certain items	—	0.00	(7)	(0.08)	(72)	(0.73)	(17)	(0.18)
Discontinued operations	3	0.02	—	—	7	0.06	1	0.02

Total certain items and discontinued operations	3	0.02	(7)	(0.08)	(65)	(0.67)	(16)	(0.16)

Total certain items and discontinued operations after tax	2	0.02	(6)	(0.08)	(47)	(0.67)	(12)	(0.16)

(A)	Per share amounts are after tax.

The following table delineates certain items as represented in the various lines in Cabot’s Statement of Operations for the three months and fiscal years ended September 30, 2003 and 2002.

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2003	2002	2003	2002

Statement of Operations Line Item
Cost of Sales	(29)	—	(40)	—
Selling and administrative expenses	(6)	(5)	(31)	(14)
Research and technical service	—	—	(14)	—
Other (charges) income	35	(2)	13	(3)

Total certain items pre-tax	—	(7)	(72)	(17)

Fourth Quarter Earnings Announcement, Fiscal 2003
CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2003	2002	2003	2002

SALES
Chemical Business	$345	$322	$1,371	$1,217
Supermetals Business	96	106	390	301
Specialty Fluids	7	8	20	28

Segment sales (A)	448	436	1,781	1,546
Unallocated and other (B)	3	4	14	11

Net sales and other operating revenues	$451	$440	$1,795	$1,557

SEGMENT PROFIT (LOSS)
Chemical Business	$11	$17	$88	$101
Supermetals Business	27	24	109	79
Specialty Fluids	1	3	(3)	2

Total Segment Profit (C)	39	44	194	182

Interest expense	(7)	(7)	(28)	(28)
General unallocated income (expense) (D)	(1)	(14)	(70)	(15)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(5)	(5)

Income from continuing operations before income taxes	29	21	91	134
Benefit (provision) for income taxes	(7)	1	(17)	(30)
Equity in net income of affiliated companies, net of tax	2	2	5	5
Minority interest in net income, net of tax	(1)	(1)	(7)	(4)

Net income from continuing operations	23	23	72	105
Discontinued operations:
Income from operations of discontinued businesses, net of tax (E)	2	—	5	1

Net income	25	23	77	106
Dividends on preferred stock	(1)	(1)	(3)	(3)

Net income available to common shares	$24	$22	$74	$103

Diluted earnings per share of common stock
Net income from continuing operations	$0.33	$0.32	$1.04	$1.48
Income from operations of discontinued businesses (E)	$0.02	$—	$0.06	$0.02

Net income	$0.35	$0.32	$1.10	$1.50

Weighted average common shares outstanding
Diluted	70	70	70	71

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an adjustment for sales of one equity affiliate, interoperating segment revenues offset by royalties paid by equity affiliates and external shipping and handling costs.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. It includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and corporate governance costs, and excludes interest expense, foreign currency transaction gains (losses), interest income, dividend income and the certain items detailed in Exhibit I.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items detailed in Exhibit I.

(E)	Additional income related to insurance recoveries for discontinued businesses, net of tax.

Fourth Quarter Earnings Announcement, Fiscal 2003
CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2003	2002	2003	2002

Net sales and other operating revenues	$451	$440	$1,795	$1,557
Cost of sales	373	329	1,374	1,128

Gross profit	$78	$111	$421	$429

Selling and administrative expenses	63	70	251	233
Research and technical expenses	13	13	64	48

Income from operations	$2	$28	$106	$148
Other income and expense
Interest and dividend income	1	1	5	9
Interest expense	(7)	(7)	(28)	(28)
Other income (expense)	33	(1)	8	5

Total other income and expense	27	(7)	(15)	(14)

Income from continuing operations before income taxes	29	21	91	134

Benefit (provision) for income taxes	(7)	1	(17)	(30)
Equity in net income of affiliated companies, net of tax	2	2	5	5
Minority interest in net income, net of tax	(1)	(1)	(7)	(4)

Net income from continuing operations	23	23	72	105
Discontinued operations:
Income from operations of discontinued businesses, net of tax	2	—	5	1
Net income	25	23	77	106
Dividends on preferred stock	(1)	(1)	(3)	(3)

Net income available to common shares	$24	$22	$74	$103

Diluted earnings per share of common stock
Net income from continuing operations	$0.33	$0.32	$1.04	$1.48
Income from operations of discontinued businesses	$0.02	$—	$0.06	$0.02

Net income	$0.35	$0.32	$1.10	$1.50

Weighted average common shares outstanding
Diluted	70	70	70	71

Fourth Quarter Earnings Announcement, Fiscal 2003

CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	September 30,	September 30,
	2003	2002
In millions	(unaudited)

Current assets	$1,140	$947
Net property, plant and equipment	909	885
Other non-current assets	254	231

Total assets	$2,303	$2,063

Current liabilities	$350	$281
Non-current liabilities	877	805
Stockholders’ equity	1,076	977

Total liabilities and stockholders’ equity	$2,303	$2,063

Working capital	$790	$666

CABOT CORPORATION

	Fiscal 2002					Fiscal 2003

In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Chemical Business	$285	$292	$318	$322	$1,217	$309	$352	$366	$345	$1,371
Supermetals Business	82	48	65	106	301	96	107	92	96	390
Specialty Fluids	9	6	5	8	28	3	4	7	7	20

Segment Sales (A)	376	346	388	436	1,546	408	463	465	448	1,781
Unallocated and other (B)	1	4	2	4	11	2	3	3	3	14

Net sales and other operating revenues	$377	$350	$390	$440	$1,557	$410	$466	$468	$451	$1,795

Segment Profit (Loss)
Chemical Business	$27	$30	$27	$17	$101	$24	$23	$30	$11	$88
Supermetals Business	31	14	10	24	79	32	37	14	27	109
Specialty Fluids	1	(1)	(1)	3	2	(1)	(2)	(1)	1	(3)

Total segment profit (loss) (C)	59	43	36	44	182	55	58	43	$39	194
Income (loss) Available to Common Shares
Interest expense	(8)	(6)	(7)	(7)	(28)	(7)	(7)	(7)	(7)	(28)
General unallocated income (expense) (D)	3	—	(4)	(14)	(15)	(2)	(20)	(48)	(1)	(70)
Less: Equity in net income of affiliated companies, net of tax	(2)	—	(2)	(2)	(5)	(1)	(1)	(2)	(2)	(5)

Income (loss) from Continuing Operations before income taxes	52	37	23	21	134	45	30	(14)	29	91
Provision for income taxes	(15)	(10)	(6)	1	(30)	(11)	(6)	6	(7)	(17)
Equity in net income of affiliated companies, net of tax	2	—	2	2	5	1	1	2	2	5
Minority interest in net income, net of tax	(1)	(1)	(1)	(1)	(4)	(2)	(2)	(2)	(1)	(7)

Income (Loss) from Continuing Operations	38	26	18	23	105	33	23	(8)	$23	72
Discontinued Operations
Income from Operations of Discontinued Businesses, net of income taxes (E)	—	—	1	—	1	—	—	3	2	5

Net Income (Loss)	38	26	19	23	106	33	23	(5)	$25	77
Dividends on preferred stock	(1)	(1)	—	(1)	(3)	(1)	(1)	—	(1)	(3)

Net income (loss) available to common shares	$37	$25	$19	$22	$103	$32	$22	($5)	$24	$74

Income (loss) per common share
Net income (loss) from Continuing Operations	$0.53	$0.36	$0.27	$0.32	$1.48	$0.48	$0.33	$(0.14)	$0.33	$1.04
Income from Operations of Discontinued Businesses(E)	—	—	0.01	—	0.02	—	—	0.05	0.02	0.06

Total	$0.53	$0.36	$0.28	$0.32	$1.50	$0.48	$0.33	$(0.09)	$0.35	$1.10

Weighted average common shares outstanding
Diluted	72	71	71	70	71	70	70	59	70	70

(A)	Segment sales for certain operating segments within the Chemicals Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an adjustment for sales for one equity affiliate, interoperating segment revenues, offset by royalties paid by equity affiliates and external shipping and handling costs.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. It includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and corporate governance costs, and excludes interest expense, foreign currency transaction gains (losses), interest income, dividend income and the certain items detailed in Exhibit I.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the certain items detailed in Exhibit I.

(E)	Additional income related to insurance recoveries for discontinued businesses, net of tax.